As filed with the Securities and Exchange Commission on December 21, 2005
An Exhibit List can be found on page II-5.
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
_____________________________

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

INNOVATIVE FOOD HOLDINGS, INC.
(Name of small business issuer in its charter)

Florida	5499	20-1167761
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1923 Trade Center Way
Naples, Florida 34109
(239) 596-0204
(Address and telephone number of principal executive offices and principal place of business)

Jonathan D. Steckler, President
INNOVATIVE FOOD HOLDINGS, INC.
1923 Trade Center Way
Naples, Florida 34109
(239) 596-0204
(Name, address and telephone number of agent for service)

Copies to:
Marc Ross, Esq.
Stephen Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

ii

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Shares of common stock	250,000	$0.06	$15,000	$1.77
Shares of common stock issuable upon conversion of convertible notes	122,000,000	$0.06	$7,320,000	$861.56
Shares of common stock issuable upon exercise of class A common stock purchase warrants	122,000,000	$0.06	$7,320,000	$861.56
Shares of common stock issuable upon exercise of class B common stock purchase warrants	30,500,000	$0.06	$1,830,000	$215.39
Shares of common stock issuable upon exercise of class C common stock purchase warrants	48,800,000	$0.06	$2,928,000	$344.63

Total	323,550,000			$2,284.91

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible notes and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. Should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Pink Sheets on December 1, 2005, which was $0.06 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

iii

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 20, 2005

INNOVATIVE FOOD HOLDINGS, INC.
323,550,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders up to 323,550,000 shares of our common stock, including the following:

•	250,000 shares of common stock;
•	up to 122,000,000 shares of common stock underlying convertible notes;
•	up to 122,000,000 shares issuable upon the exercise of class A common stock purchase warrants at $0.0115;
•	up to 30,500,000 shares issuable upon the exercise of class B common stock purchase warrants at $0.011; and
•	up to 48,800,000 shares issuable upon the exercise of class C common stock purchase warrants at $0.005.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Pink Sheets under the symbol "IVFH”. The last reported sales price per share of our common stock as reported by the Pink Sheets on December 1, 2005, was $0.06.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2005.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Innovative Food Holdings, Inc., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

INNOVATIVE FOOD HOLDINGS, INC.

Through our wholly-owned subsidiary, Food Innovations, Inc., a Delaware corporation, we are engaged in the business of providing premium restaurants with the origin-specific perishables and specialty products directly from our network of vendors within 24 hours. Our customers include restaurants, hotels, country clubs, national chain accounts, casinos and catering houses.

We reported a net loss of $1,512,225 for the year ended December 31, 2004. In addition, we had a net loss of $417,070 for the nine months ended September 30, 2005. We have suffered operating losses and negative cash flows from operations since inception and, at December 31, 2004, we had an accumulated deficit, a capital deficit and had negative working capital. These conditions give rise to substantial doubt about our ability to continue as a going concern.

Our principal offices are located at 1923 Trade Center Way, Naples, Florida 34109, and our telephone number is (239) 596-0204. Our web site is www.foodinno.com. We are a Florida corporation.

The Offering
Common stock offered by selling stockholders
Up to 323,550,000 shares, which would represent 75.7% of our outstanding shares of common stock assuming the full conversion of all convertible notes and exercise of warrants being registered herewith including:

- 250,000 shares of common stock

- up to 122,000,000 shares of common stock underlying convertible notes in the aggregate amount of $610,000 based on current conversion prices and assuming full conversion of the convertible notes (includes a good faith estimate of the shares underlying the convertible debenture to account for a decrease in the conversion price);

- up to 122,000,000 shares issuable upon the exercise of class A common stock purchase warrants at $0.0115, assuming full exercise of the warrants;

- up to 30,500,000 shares issuable upon the exercise of class B common stock purchase warrants at $0.011, assuming full exercise of the warrants; and

- up to 48,800,000 shares issuable upon the exercise of class C common stock purchase warrants at $0.005, assuming full exercise of the warrants.

Common stock to be outstanding after the offering	Up to 419,842,037 shares
Use of Proceeds	We will not receive any proceeds from the sale of the common stock
Pink Sheets Symbol	IVFH

The above information regarding common stock to be outstanding after the offering is based on 103,742,037 shares of common stock outstanding as of December 1, 2005 and assumes the subsequent conversion of our issued convertible notes and exercise of warrants by our selling stockholders.

In order to retain our directors and to obtain additional quality directors in the future, we currently compensate our directors with annual issuances of 1,000,000 shares of our common stock to each director. We are registering 250,000 shares of common stock for Sam Klepfish, a director of our company.

To obtain funding for our ongoing operations, we entered into the following financing transactions.

February 2005

We entered into a Securities Purchase Agreement with Alpha Capital Aktiengesellschaft and Whalehaven Capital Fund Limited (the “February Investors”) in February 2005 for the sale of $550,000 in convertible notes, class A stock purchase warrants, class B stock purchase warrants and class C stock purchase warrants. This prospectus relates to the resale of the common stock underlying these convertible notes and warrants.

In February 2005, the February Investors purchased an initial $400,000 in convertible notes and received class A purchase warrants to buy 80,000,000 shares of our common stock, class B stock purchase warrants to buy 20,000,000 shares of our common stock and class C stock purchase warrants to buy 32,000,000 shares of our common stock. In August 2005, the February Investors purchased the remaining $150,000 in convertible notes and received class A purchase warrants to buy 30,000,000 shares of our common stock, class B stock purchase warrants to buy 7,500,000 shares of our common stock and class C stock purchase warrants to buy 12,000,000 shares of our common stock.

The convertible notes bear interest at 8%, mature in February 2007 and are convertible into our common stock, at the investors' option, at the conversion price of $0.005. Commencing in August 2005, we are required to pay 1/18th of the outstanding principal on the convertible note on a monthly basis. We may make such monthly payment in either cash or shares of common stock that are registered under the Securities Act of 1933, as amended. If we elect to pay the monthly amount in shares of common stock the applicable conversion rate shall be equal to 85% of the average of the five closing bid prices as reported by Bloomberg L.P. for the five trading days preceding such repayment date.

The full principal amount of the convertible notes is due, at the option of the February Investors, upon default under the terms of convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The class A warrants are exercisable until five years from the date of issuance at a purchase price of $0.0115 per share, the class B warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.011 per share the class C warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.005 per share. In addition, the exercise price of the warrants is adjusted in the event we issue common stock at a price below market.

The February Investors have contractually agreed to restrict their ability to convert the convertible notes and exercise the warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

August 2005

We entered into a Securities Purchase Agreement with Asher Brand, Momona Capital and Lane Ventures, Inc. (the “August Investors”) in August 2005 for the sale of $60,000 in convertible notes, class A stock purchase warrants, class B stock purchase warrants and class C stock purchase warrants. This prospectus relates to the resale of the common stock underlying these convertible notes and warrants.

In August 2005, the August Investors purchased $60,000 in convertible notes and received class A purchase warrants to buy 12,000,000 shares of our common stock, class B stock purchase warrants to buy 3,000,000 shares of our common stock and class C stock purchase warrants to buy 4,800,000 shares of our common stock.

The convertible notes bear interest at 8%, mature in August 2007 and are convertible into our common stock, at the investors' option, at the conversion price of $0.005. Commencing in February 2006, we are required to pay 1/18th of the outstanding principal on the convertible note on a monthly basis. We may make such monthly payment in either cash or shares of common stock that are registered under the Securities Act of 1933, as amended. If we elect to pay the monthly amount in shares of common stock the applicable conversion rate shall be equal to the lower of 85% of the average of the five closing bid prices as reported by Bloomberg L.P. for the five trading days preceding such repayment date or $0.005.

The full principal amount of the convertible notes is due, at the option of the February Investors, upon default under the terms of convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The class A warrants are exercisable until five years from the date of issuance at a purchase price of $0.0115 per share, the class B warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.011 per share the class C warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.005 per share. In addition, the exercise price of the warrants is adjusted in the event we issue common stock at a price below market.

The August Investors have contractually agreed to restrict their ability to convert the convertible notes and exercise the warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, Requiring Us To Seek Additional Sources of Capital Which May Not Be Available, Requiring Us To Curtail Or Cease Operations.

We incurred net losses of $1,512,225 for the year ended December 31, 2004 and $769,747 for the year ended December 31, 2003. In addition, we had a net loss of $417,070 for the nine months ended September 30, 2005. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to establish significant sales. Our possible success is dependent upon the successful development and marketing of our services and products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel, marketing and promotions, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we will require additional funds to sustain and expand our sales and marketing activities, particularly if a well-financed competitor emerges. We anticipate that we will require up to approximately $250,000 to fund our continued operations for the next twelve months, depending on revenue from operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

If We Are Unable to Obtain Additional Funding Our Business Operations Will be Harmed and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution.

Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. However, there can be no assurance that financing will be available when needed on terms that are acceptable to us. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated April 27, 2005, our independent auditors stated that our financial statements for the year ended December 31, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of our significant losses from operations since inception and our working capital deficiency. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We have historically derived substantially all of our revenue from one client and if we were to lose such client we will be unable to generate new sales to offset such loss, we may be forced to cease or curtail our operations.

In 2003, Next Day Gourmet, L.P., a subsidiary of US Foodservice (USF), a food distributor, contracted our subsidiary to handle the distribution of over 3,000 perishable and specialty food products to USF’s customers. The current contract with USF expires in September 2006.   Our sales through USF’s sales force generated gross revenues for us of $3,772,162 in the year ended December 31, 2004 and $3,354,441.44 in the nine-month period ended September 30, 2005. Those amounts contributed 85% and 88% respectively of our total sales in those periods. Although we have generated revenues from additional clients other than USF, if we do not renew our contract with USF in September 2006 or if the contract is terminated for any reason and we are unable to generate new sales or offset such loss, we may be forced to cease or curtail our operations.

We may be unable to manage our growth which could result in our being unable to maintain our operations.

Our strategy for growth is focused on continued enhancements to our existing business model, offering a broader range of services and products and affiliating with additional vendors and distribution channels through possible joint ventures. Pursuing this strategy presents a variety of challenges. We may not experience an increase in our services to our existing customers, and we may not be able to achieve the economies of scale, or provide the business, administrative and financial services, required to sustain profitability from servicing our existing and future customer base.

Should we be successful in our expansion efforts, the expansion of our business would place further demands on our management, operational capacity and financial resources. To a significant extent, our future success will be dependent upon our ability to maintain adequate financial controls and reporting systems to manage a larger operation and to obtain additional capital upon favorable terms. There can be no assurance that we will be able to successfully implement our planned expansion, finance its growth, or manage the resulting larger operations. In addition, there can be no assurance that our current systems, procedures or controls will be adequate to support any expansion of our operations. Our failure to manage our growth effectively could have a material adverse effect on our business, financial condition and results of our operations.

The foodservice industry is very competitive, which may result in decreased revenue for our company as well as increased expenses associated with marketing our services and products.

We compete against other providers of quality foods, some of which sell their services globally, and some of these providers have considerably greater resources and abilities than we have. These competitors may have greater marketing and sales capacity, established distribution networks, significant goodwill and global name recognition. Furthermore, it may become necessary for us to reduce our prices in response to competition. This could impact our ability to be profitable.

Our success depends on our acceptance by the chef community and if we the chef community does not accept our products than our revenue will be severely limited.

The chef community may not embrace our products. Acceptance of our services will depend on several factors, including: cost, product freshness, convenience, timeliness, strategic partnerships and reliability. Any of these factors could have a material adverse effect on our business, results of operations and financial condition. We also cannot be sure that our business model will gain wide acceptance among chefs. If the market fails to continue to develop, or develops more slowly than we expect, our business, results of operations and financial condition will be adversely affected.

We rely upon outside suppliers and shippers for our specialty food products and the interruption in the supply of our products may negatively impact our revenues.

Shortages in supplies of the food products we sell may impair our ability to provide our services. Our suppliers are independent and we cannot guarantee their future ability to source the products that we sell. Many of our products are wild-caught, and we cannot guarantee their availability in the future. Unforeseen strikes and labor disputes may result in our inability to deliver our products in a timely manner. Since our customers rely on us to deliver their orders within 48 hours, delivery delays could significantly harm our business.

We are and may be subject to regulatory compliance and legal uncertainties.

Changes in government regulation and supervision or proposed Department of Agriculture reforms could impair our sources of revenue and limit our ability to expand our business. In the event any future laws or regulations are enacted which apply to us, we may have to expend funds and/or alter our operations to insure compliance.

Health concerns could affect our success.

We require our vendors to produce current certification that the vendor is H.A.C.C.P. compliant, and a current copy of their certificate of liability insurance. However, unforeseen health issues concerning food may adversely affect our sales and our ability to continue operating our business.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Convertible Notes and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of December 1, 2005, we had 103,742,037 shares of common stock issued and outstanding and convertible notes outstanding that may be converted into an estimated 122,000,000 shares of common stock at current market prices, and outstanding warrants to purchase 194,100,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible notes may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. As the market price declines, then the callable secured convertible notes will be convertible into an increasing number of shares of common stock resulting in dilution to our shareholders.

The Continuously Adjustable Conversion Price Feature of Our Monthly Repayments in Connection with our Convertible Notes Is at a discount to Market and Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares in connection with our monthly repayment of our convertible notes is essentially limitless. The convertible notes may be converted at the option of the holder at a fixed conversion price of $0.005. However, we may select to repay the monthly amortized payment in cash or shares of common stock. If we pay in shares of common stock, the conversion price is the lesser of $0.005 or 85% of the average of the five closing bid prices as reported by Bloomberg L.P. for the five trading days preceding such repayment date. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the convertible notes (excluding accrued interest), based on market prices 25%, 50% and 75% below the fixed conversion price of $0.005.
			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 15%	Issuable	Stock

25	$ .0038	$ .0032	191,372,549	64.85
50	$ .0025	$ .0021	287,058,824	73.45
75	$ .0013	$ .0011	574,117,647*	84.70

* In the event that our market price decreases to this level, we will be required to obtain shareholder approval to amend our certificate of incorporation to increase our authorized shares of common stock in order to issue shares of common stock upon conversion of the convertible notes. There is no guarantee that we will be able to obtain such shareholder approval.

As illustrated, the number of shares of common stock issuable upon conversion of our convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price feature of our Convertible Notes May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

If we elect to pay the monthly repayments in shares of common stock, the convertible notes are convertible into shares of our common stock at a 15% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder receives shares in connection with the monthly repayment and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of notes, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Convertible Notes and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of Convertible Notes and Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the convertible notes or repayment of the monthly amortization payments, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible notes. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible notes and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Convertible Notes or If We Elect to Make Monthly Payments in Cash As Opposed to Stock, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Notes, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

We are required to repay our convertible notes commencing in August 2005 with respect to the convertible notes issued in connection with the February 2005 Securities Purchase Agreement and in February 2006 in connection with the August 2005 Securities Purchase at the rate of 1/18th of the outstanding principal on the convertible note on a monthly basis. We may make such monthly payment in either cash or shares of common stock that are registered under the Securities Act of 1933, as amended.. In addition, any event of default could require the early repayment of the convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Relating to Our Common Stock:

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. In the event that we received proceeds from the exercise of the Class A, Class B and Class C Warrants, we will use these funds for working capital.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Pink Sheets under the symbol "IVFH".

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High	Low
2003
First Quarter	$40,625	$200
Second Quarter	$40,625	$.06
Third Quarter	3.00	.02
Fourth Quarter	3.00	.06

2004
First Quarter	3.80	.05
Second Quarter	.709	.279
Third Quarter	.489	.040
Fourth Quarter	.055	.007

2005
First Quarter	.044	.005
Second Quarter	.089	.018
Third Quarter	.08	.04

HOLDERS

As of December 1, 2005, we had approximately 5,480 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Computershare Trust Company, Inc.

We have not paid dividends on our common stock and do not anticipate paying dividends. Management intends to retain future earnings, if any, to finance working capital, to expand our operations and to pursue our acquisition strategy.

The holders of common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by our board of directors out of the assets and funds legally available therefor. The availability of funds is dependent upon dividends or distribution of profits.

Securities authorized for issuance under equity compensation plans

We presently do not have an equity compensation plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

RESULTS OF OPERATIONS

Our net revenues for the three months ended September 30, 2005 and 2004 were $1,303,929 and $1,171,484, respectively, and our net revenues for the nine months ended September 30, 2005 and 2004 were $3,800,119 and $3,237,454, respectively. Management believes that this increase of approximately 11% for the three month period and approximately 17% for the six month period was primarily due to the increase in the number of divisions of US Foodservice (“USF”) through which our products were sold, as well as the addition of new products to our offering.

The following table sets forth for the periods indicated the percentage of net revenues represented by the certain items reflected in our statement of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Net Revenue	100%	100%	100%	100%
Cost of Goods Sold	77%	78%	78%	85%

Gross Margin	23%	22%	22%	15%

Selling, general and administrative expenses	34%	45%	31%	50%
Interest expense	2%	1%	2%	1%

Net Loss	(13%)	(25%)	(11%)	(36%)

The following is a discussion of our financial condition and results of operations for the quarters ended September 30, 2005 and 2004. This discussion may contain forward looking-statements that involve risks and uncertainties. Our actual results could differ materially from the forward looking-statements discussed in this report. This discussion should be read in conjunction with our consolidated financial statements, the notes thereto and other financial information included elsewhere in the report.

Quarter Ended September 30, 2005 Compared to Quarter Ended September 30, 2004

Revenue increased by $132,445, or 11%, to $1,303,929 for the quarter ended September 30, 2005 from $1,171,484 in the prior year, and by $562,665, or 17%, to $3,800,119 for the nine months ended September 30, 2005 from $3,237,454 in the prior year. The substantial portion of the increase was attributable to increases in sales of meats and game, the addition of cheeses to our product offerings, and an increase in the number of divisions of USF that offered our products to their customers.

Our costs and expenses for the three months ended September 30, 2005 and 2004 are primarily comprised of cost of goods sold (77% and 78%, respectively), selling expenses (17% and 13%, respectively), and general and administrative expenses (17% and 32%, respectively). Cost of sales on a consolidated basis increased $4,650, to $1,448,417 for the quarter ended September 30, 2005, from $1,443,767 in the quarter ended September 30, 2004. Our costs and expenses for the nine months ended September 30, 2005 and 2004 are primarily comprised of cost of goods sold (78% and 85%, respectively), selling expenses (16% and 21%, respectively), and general and administrative expenses (15% and 29%, respectively). Cost of sales on a consolidated basis increased $221,760, or 5%, to $2,964,413 for the nine months ended September 30, 2005, from $2,742,653 in the nine months ended September 30, 2004.

Consolidated gross margin as a percentage of net revenue was 23% during the quarter ended September 30, 2005, compared to 22% in the quarter ended September 30, 2004, representing an absolute percentage point increase of 1%. Consolidated gross margin as a percentage of net revenue was 22% during the nine months ended September 30, 2005, compared to 15% in the nine months ended September 30, 2004. This increase was primarily due to more efficient operations in the earlier quarters of the year in 2005.

Selling expenses increased by approximately $68,408, or 44%, from approximately $155,961 to approximately $224,369 for the quarters ended September 30, 2004 and 2005, respectively. Selling expenses decreased by approximately $71,316, or 10%, from approximately $689,646 to approximately $618,330 for the nine months ended September 30, 2004 and 2005, respectively. The year-to-date decrease was attributable to a reduction in sales payroll.

General and Administrative expenses ("G&A") decreased by approximately $148,324, or 40%, when comparing G&A of approximately $369,414 and $221,090 for the quarters ended September 30, 2004 and 2005, respectively. General and Administrative expenses ("G&A") decreased by approximately $354,403, or 38%, when comparing G&A of approximately $930,985 and $576,582 for the nine months ended September 30, 2004 and 2005, respectively. The decrease was primarily attributable to participation in fewer USF food shows and reimbursement from USF for food shows attended.

We continuously evaluate the collectibility of trade receivables by reviewing such factors as deterioration of the results of operations and the financial condition or bankruptcy filings of our customers. As a result of this review process, we record bad debt provisions to adjust the carrying amount of the receivables to their realizable value. Provisions for bad debts are also recorded resulting from the review of other factors, including (a) length of time the receivables are past due, (b) historical experience and (c) other factors obtained during collection efforts. If the circumstances relating to any specific customers change adversely, our provision for bad debts would be changed accordingly.

Other Income

Other Income decreased by approximately $17,444 from approximately $50,367 for the quarter ended September 30, 2004 to approximately $32,923 for the quarter ended September 30, 2005, and by approximately $26,403 from approximately $169,869 for the nine months ended September 30, 2004 to approximately $143,466 for the nine months ended September 30, 2005.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenue increased by $2,539,950, or 119%, to $4,669,267 for the year ended December 31, 2004 from $2,129,317 in the prior year. A substantial portion of the increase was attributable to an increase of approximately $806,000 in sales of meats and game, and an increase of approximately $594,000 in sales of specialty food products. The addition of cheeses to our product offering was responsible for an additional $267,000 in sales. Our other additional sales of approximately $873,000 were generated by our current core business, through the addition of new seafood products and improved marketing. We expect seafood and meat sales to continue to represent a substantial part of our revenue in the future. Nevertheless, we continue to assess the potential of new revenue sources from the manufacture and sale of proprietary food products and will implement that strategy if we deem it beneficial to us.

Any changes in the food distribution operating landscape that materially hinders our current ability and/or cost to deliver our fresh produce to our customers could potentially cause a material impact on our net revenue and gross margin and, therefore, our profitability and cash flows could be adversely affected.

2004 did not include any revenue related to proprietary products, but we do expect such products to sell during 2005, resulting from the marketing of our products under the “Chef Joe DiMaggio” label as well as private labels.

Our cost of revenues during the years ended December 31, 2004 and 2003 are primarily comprised of (1) cost of goods sold (82.8% and 73.0%, respectively), (2) selling expenses (19.8% and 23.7%, respectively), and (3) general and administrative expenses (31.2% and 40.1%, respectively). Cost of sales on a consolidated basis increased $2,311,526, or 149%, to $3,865,131 for the year ended December 31, 2004, from $1,553,605 in the year ended December 31, 2003. One reason for this increase was a 120% increase in sales when compared to the year ended December 31, 2003.

Consolidated gross margin as a percentage of net revenue was 17.2% during the year ended December 31, 2004, compared to 27.0% in the year ended December 31, 2003, representing an absolute percentage point decrease of 9.8%. This decrease was primarily due to expenses incurred in various food shows promoting the company and its products. In 2004 such expenses were not reimbursed by our major customer.

Selling expenses increased by approximately $403,000, or 85%, from approximately $477,000 to approximately $880,000 for the years ended December 31, 2003 and 2004, respectively. The increase was attributable to increases of approximately $335,000 in sales payroll due to the addition of sales associates and the use of field sales representatives, plus approximately $68,000 in additional sales commissions.

General and Administrative expenses (“G&A”) increased by approximately $574,000, or 71%, when comparing G&A of approximately $808,000 and $1,382,000 for the years ended December 31, 2003 and 2004, respectively. The increase was attributable to corporate overhead, with such cost increase including (i) professional fees incurred in the address matters relating to our past compliance with corporate and securities laws and regulations, and (ii) other non-allocable G&A.

Bad debt expense, which is included in general and administrative expenses, increased by approximately $49,000, from approximately $16,000 in 2003 to approximately $65,000 in 2004. As a percentage of overall sales, bad debt expense increased from 0.079% in 2003 to 1.46% in 2004, an increase of 306%.

We continuously evaluate the collectibility of trade receivables by reviewing such factors as deterioration of the results of operations and the financial condition or bankruptcy filings of our customers. As a result of this review process, we record bad debt provisions to adjust the carrying amount of the receivables to their realizable value. Provisions for bad debts are also recorded resulting from the review of other factors, including length of time the receivables are past due, historical experience and other factors obtained during collection efforts. If the circumstances relating to any specific customers change adversely, our provision for bad debts would be changed accordingly.

Other Income

Other Income increased by approximately $115,000, from approximately $116,000 to approximately $231,000 for the year ended December 31, 2004.

The primary factors contributing to the net increase is the growth of the FII Logistics program, through which we provide services including the tracking and expediting of overnight shipping for some of our vendors and other customers. We do not expect this income to change significantly in the future.

Provision For Income Taxes

Our effective income tax rate is a result of the combination of federal income taxes at statutory rates, and state taxes, subject to the effects of valuation allowances taken against the "realizability" of deferred tax assets. We recorded income tax expense of $537 for the year ended December 31, 2004 on pre-tax loss of $1,511,688. This equates to an effective tax rate of approximately 0%. This effective tax rate is similar to our historically recognized tax rate and was net of a substantial valuation allowance to deferred tax debits (See Note 10 to the financial statements). We had similarly computed income tax expense of $1,226 for the year ended December 31, 2003 on a pre-tax loss of approximately $768,521.

Liquidity and Capital Resources

As of September 30, 2005, we had cash of $41,532, an increase of $13,521 over December 31, 2004. During the nine months ended September 30, 2005, cash flows provided by financing activities were $662,000, partially offset by cash used by operating activities of $519,252 and cash used by investing activities of $129,227.

Historically, our primary cash requirements have been used to fund the cost of operations, with additional funds having been used in promotion and advertising and in connection with the exploration of new business lines.

Under current operating plans and assumptions, management believes that projected cash flows from operations and available cash resources will be sufficient to satisfy our anticipated cash requirements for at least the next twelve months. As we seek to increase our sales of perishables, as well as identify new and other consumer oriented products and services, we may use existing cash reserves, long-term financing, or other means to finance such diversification.

To obtain funding for our ongoing operations, we entered into the following financing transactions.

February 2005

We entered into a Securities Purchase Agreement with the February Investors in February 2005 for the sale of $550,000 in convertible notes, class A stock purchase warrants, class B stock purchase warrants and class C stock purchase warrants. This prospectus relates to the resale of the common stock underlying these convertible notes and warrants.

In February 2005, the February Investors purchased an initial $400,000 in convertible notes and received class A purchase warrants to buy 80,000,000 shares of our common stock, class B stock purchase warrants to buy 20,000,000 shares of our common stock and class C stock purchase warrants to buy 32,000,000 shares of our common stock. In August 2005, the February Investors purchased the remaining $150,000 in convertible notes and received class A purchase warrants to buy 30,000,000 shares of our common stock, class B stock purchase warrants to buy 7,500,000 shares of our common stock and class C stock purchase warrants to buy 12,000,000 shares of our common stock.

The convertible notes bear interest at 8%, mature in February 2007 and are convertible into our common stock, at the investors' option, at the conversion price of $0.005. Commencing in August 2005, we are required to pay 1/18th of the outstanding principal on the convertible note on a monthly basis. We may make such monthly payment in either cash or shares of common stock that are registered under the Securities Act of 1933, as amended. If we elect to pay the monthly amount in shares of common stock the applicable conversion rate shall be equal to 85% of the average of the five closing bid prices as reported by Bloomberg L.P. for the five trading days preceding such repayment date.

The full principal amount of the convertible notes is due, at the option of the February Investors, upon default under the terms of convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The class A warrants are exercisable until five years from the date of issuance at a purchase price of $0.0115 per share, the class B warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.011 per share the class C warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.005 per share. In addition, the exercise price of the warrants is adjusted in the event we issue common stock at a price below market.

The February Investors have contractually agreed to restrict their ability to convert the convertible notes and exercise the warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

August 2005

We entered into a Securities Purchase Agreement with August Investors in August 2005 for the sale of $60,000 in convertible notes, class A stock purchase warrants, class B stock purchase warrants and class C stock purchase warrants. This prospectus relates to the resale of the common stock underlying these convertible notes and warrants.

In August 2005, the August Investors purchased $60,000 in convertible notes and received class A purchase warrants to buy 12,000,000 shares of our common stock, class B stock purchase warrants to buy 3,000,000 shares of our common stock and class C stock purchase warrants to buy 4,800,000 shares of our common stock.

The convertible notes bear interest at 8%, mature in August 2007 and are convertible into our common stock, at the investors' option, at the conversion price of $0.005. Commencing in February 2006, we are required to pay 1/18th of the outstanding principal on the convertible note on a monthly basis. We may make such monthly payment in either cash or shares of common stock that are registered under the Securities Act of 1933, as amended. If we elect to pay the monthly amount in shares of common stock the applicable conversion rate shall be equal to the lower of 85% of the average of the five closing bid prices as reported by Bloomberg L.P. for the five trading days preceding such repayment date or $0.005.

The full principal amount of the convertible notes is due, at the option of the February Investors, upon default under the terms of convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The class A warrants are exercisable until five years from the date of issuance at a purchase price of $0.0115 per share, the class B warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.011 per share the class C warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.005 per share. In addition, the exercise price of the warrants is adjusted in the event we issue common stock at a price below market.

The August Investors have contractually agreed to restrict their ability to convert the convertible notes and exercise the warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

Critical Accounting Policy and Accounting Estimate Discussion

In accordance with the Securities and Exchange Commission's (the "Commission") Release Nos. 33-8040; 34-45149; and FR-60 issued in December 2001, referencing the Commission's statement "regarding the selection and disclosure by public companies of critical accounting policies and practices", we have set forth in Note 2 of the Notes to Consolidated Financial Statements what we believe to be the most pervasive accounting policies and estimates that could have a material effect on our results of operations and cash flows if general business conditions or individual customer financial circumstances change in an adverse way relative to the policies and estimates used in the attached financial statements or in any "forward looking" statements contained herein.

BUSINESS

Our History

We were initially formed in June 1979 as Alpha Solarco Inc., a Colorado corporation. In between then and February 2003, we were either inactive or involved in discontinued business ventures. We changed our name to Fiber Application Systems Technology, Ltd. in February 2003. In February 2004, we changed our state of incorporation by merging into Innovative Food Holdings, Inc. (IVFH), a Florida shell corporation. As a result of the merger we changed our name to that of Innovative Food Holdings, Inc. In February 2004 we also acquired Food Innovations, Inc., a Delaware corporation, for 25,000,000 shares of our common stock.

Our Operations

Our business is currently conducted by our subsidiary which was incorporated in Delaware on January 9, 2002. Since its incorporation our subsidiary has been in the business of providing restaurants with origin-specific perishables and specialty products directly from our network of vendors within 24 hours. Our customers include restaurants, hotels, country clubs, national chain accounts, casinos, and catering houses.

Our Products

We distribute over 3,000 perishable and specialty food products, including origin-specific seafood, domestic and imported meats, exotic game and poultry, artisanal cheeses, caviar, wild and cultivated mushrooms, micro-greens, heirloom and baby produce, organic farmed and manufactured food products, estate-bottled olive oils and aged vinegars. We are constantly adding other products that food distributors cannot effectively warehouse, including organic products and specialty grocery items. We offer our customers access to the best food products available nationwide, quickly and cost-effectively. Some of our best-selling items include:

-	Seafood - Alaskan wild king salmon, Hawaiian sashimi-grade ahi tuna, Gulf of Mexico day-boat snapper,
-	Chesapeake Bay soft shell crabs, New England live lobsters, Japanese hamachi
-	Produce - White asparagus, baby carrot tri-color mix, Oregon wild ramps, heirloom tomatoes
-	Poultry - Grade A foie gras, Hudson Valley quail, free range and organic chicken, airline breast of pheasant
-	Specialty - Truffle oils, fennel pollen, prosciutto di Parma, wild boar sausage
-	Mushrooms - Fresh morels, Trumpet Royale, porcini powder, wild golden chanterelles
-	Cheese - Maytag blue, buffalo mozzarella, Spanish manchego, Italian gorgonzola dolce

In 2004 seafood accounted for 33% of sales, meat and game accounted for 26% of sales, specialty items accounted for 18% of sales, produce accounted for 11% of sales, cheese accounted for 6% of sales, and miscellaneous other products accounted for 6% of sales.

Customer Service and Logistics

Our “live” chef-driven customer service department is available by telephone every weekday, from 7 a.m. to 7 p.m., Florida time. The team is made up of four chefs experienced in all aspects of perishable and specialty products. By employing chefs to handle customer service, we are able to provide our customers with extensive information about our products, including:

-	Flavor profile and eating qualities
-	Recipe and usage ideas
-	Origin, seasonality, and availability
-	Cross utilization ideas and complementary uses of products

Our logistics team tracks every package to ensure timely delivery of products to our customers. The logistics manager receives tracking information on all products ordered, and packages are monitored from origin to delivery. In the event that delivery service is interrupted, our logistics department begins the process of expediting the package to its destination. The customer is then contacted before the expected delivery commitment time allowing the customer ample time to make arrangements for product replacement or menu changes. Our logistics manager works directly with our suppliers to ensure our strict packaging requirements are in place at all times.

Chef Advisory Board

In addition to our in-house chefs, we rely upon the assistance of our Chef Advisory Board.

Chef Joseph Amendola

Chef Joe Amendola was the American Culinary Federation Chef of the Year for 2002. Chef Amendola has over 60 years of exerpience. He is the author of The Bakers Manual , Understanding Baking , Ice Carving Made Easy , Professional Baking and Practical Cooking, and Baking for Schools and Institutions. For over forty years he served as senior vice president, acting president, director of development, dean of students and baking instructor at the Culinary Institute of America in Hyde Park, NY.

Chef Don Pintabona

Chef Pintabona graduated from the Culinary Institute of America in 1982. He worked under such chefs as Nishitani in Osaka, Japan; Georges Blanc in Vonnes, France; and Charles Palmer in New York. Chef Pintabona published his own book entitled The Tribeca Grill Cookbook: Celebrating Ten Years of Taste . He currently teaches a special course at the Cornell School of Hotel Management. He has been a frequent guest Chef on ABC’s “Good Morning America,” he also has been on the Food Network’s “Cooking Live” television shows and has been featured in Bon Appétit , Gourmet , GQ, Nation’s Restaurant News , and the New York Times .

Chef Bob Ambrose

Chef Ambrose is a graduate of the Culinary Institute of America and has been employed in the hospitality industry for over 20 years. During his career Chef Ambrose received invitations to cook at many James Beard functions, including The World Gourmet Summit in Singapore. Following his career in hospitality, Chef Ambrose served as a Sales Manager for LaBelle Farms, one of our preferred suppliers. He now owns Bella Bella Gourmet Foods.

Relationship with U.S. Foodservice

In 2003, Next Day Gourmet, L.P., a subsidiary of US Foodservice (USF), a food distributor, contracted our subsidiary to handle the distribution of over 3,000 perishable and specialty food products to USF’s customers. Such products are difficult for regular food distributors to manage profitably and keep in warehouse stock due to their perishable nature and limited market. Under this arrangement with Next Day Gourmet, there is no need for USF to warehouse, or for us to take possession of the products because they are shipped directly from the source to the end user. Through USF’s sales associates, our products are available to USF customers nationwide, ensuring superior freshness and extended shelf life. Our relationship with USF gives us the benefit of a national sales force and an existing customer base. Supported by our team of customer service chefs, USF has the benefit of increasing sales to its existing customers and opening new accounts. The current contract with USF expires in September 2006.   Our sales through USF’s sales force generated gross revenues for us of $3,772,162 in the year ended December 31, 2004 and $3,354,441.44 in the nine-month period ended September 30, 2005. Those amounts contributed 85% and 88% respectively of our total sales in those periods.

Growth Strategy

We believe that restaurant food sales will continue to grow, both in total dollars spent and in share of the food dollar spent in the United States. For our continued growth within the food industry we rely heavily on the availability to our customers of our chefs’ culinary skills and sales available through our relationship with USF.

In addition to attempting to grow our current business, we are also looking to grow laterally in the food industry generally and are looking into the possibility of acquiring a food manufacturer and/or a restaurant. We have no specific plans at this point, nor do we know how we would finance any such acquisition. We anticipate that, given our current cash flow situation, any acquisition would involve the issuance of additional shares of our common stock. No acquisition will be consummated without thorough due diligence. No assurance can be given that we will be able to identify and successfully conclude negotiations with any potential target.

Competition

While we face intense competition in the marketing of our products and services, it is our belief that there is no other single company in the United States that offers such a broad range of quality chef driven perishables for delivery in 24 to 48 hours. Our primary competition is from local meat and seafood purveyors that supply a limited local market and have a limited range of products. However, many of our competitors are well established, have reputations for success in the development and marketing of these types of products and services and have significantly greater financial, marketing, distribution, personnel and other resources. These financial and other capabilities permit such companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors such as us, to enter into new markets and introduce new products and services.

Insurance

We maintain a general liability insurance policy with a per occurrence limit of $1,000,000 and aggregate policy covering $2,000,000 of liability. In addition, we have non-owned automobile personal injury coverage with a limit of $1,000,000. Such insurance may not be sufficient to cover all potential claims against us and additional insurance may not be available in the future at reasonable costs.

Government Regulation

Various federal and state laws currently exist, and more are sure to be adopted, regulating the delivery of fresh food products. However, our business plan does not require us to deliver fresh food products directly, as third-party vendors ship the products directly to our customers. We require all third-party vendors to maintain $2,000,000 liability insurance coverage and compliance with Hazard Analysis and Critical Control Point (HACCP), an FDA- and USDA-mandated food safety program. Any changes in the government regulation of delivering of fresh food products that hinders our current ability and/or cost to deliver fresh products, could adversely impact our net revenues and gross margins and, therefore, our profitability and cash flows could be adversely affected.

Employees

We currently employ 14 full-time employees, including 7 chefs and 3 executive officers. We believe that our relations with our employees are satisfactory. None of our employees are represented by a union.

Description of Property

We lease approximately 2,800 square feet of space at 1923 and 1925 Trade Center Way, Naples, Florida, all of which is currently used for our principal executive offices and sales operations. Our leases expire on July 31, 2006 and October 31, 2006. We pay an aggregate base rent of $2,998 per month for that space.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of nor has any knowledge of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results:

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below are the directors and executive officers of our Company, their respective names and ages, positions with our Company, principal occupations and business experiences during at least the past five years.

Name	Age	Position

Joe DiMaggio, Jr	45	CEO and Chairman of Board
Jonathan Steckler	36	President
Z. Zackary Ziakas	44	Chief Operating Officer
Michael Ferrone	58	Director
Joel Gold	64	Director
Sam Klepfish	31	Director

The experience and background of our executive officers and directors follow:

Chef Joe DiMaggio, Jr., CEO, Chairman

Chef DiMaggio has been our Chief Executive Officer since February 2004 and chairman of our board of directors since August 2005. Chef DiMaggio has over 25 years experience in the hospitality industry with most of his experience in the high quality sector of the restaurant field. Chef DiMaggio acquired numerous 4 star ratings and over 400 write-ups throughout the world including 90 television appearances and movie set catering. Chef DiMaggio has also cooked for celebrities as well as the US Ambassadors to Japan, England, Belgium, France, Germany, Austria, and Finland. From 1996 to 2002, Mr. DiMaggio was Vice President of Theme and Concept Creation for Creative Culinary Design. He was a spokesperson for the Florida Department of Citrus around the world from 1993 to 1998 and has been involved in research and development with Kraft and other numerous international food companies. Most recently, he designed a $40 Million expansion for the Viejas Tribe Casino in Southern California. Chef DiMaggio was the founder of our subsidiary, Food Innovations, Inc. and served as the Chief Executive Officer of Food Innovations, Inc. since it commenced its business operations in January 2002 until April 2005.

Joel Gold, Director

Since October 2004 Joel Gold has served as Head of Investment Banking of Andrew Garrett, Inc., an investment-banking firm located in New York City. From January 2000 until September 2004, he served as Executive Vice President of Investment Banking of Berry Shino Securities, Inc., an investment banking firm also located in New York City. From January 1999 until December 1999, he was an Executive Vice President of Solid Capital Markets, an investment-banking firm also located in New York City. From September 1997 to January 1999, he served as a Senior Managing Director of Interbank Capital Group, LLC, an investment banking firm also located in New York City. From April 1996 to September 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March 1995 to April 1996, a Managing Director of Fechtor Detwiler & Co., Inc., a representative of the underwriters for the Company’s initial public offering.  Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995.  From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. (“Bear Stearns”).  For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. He is currently a director, and serves on the Audit and Compensation Committees, of Geneva Financial Corp., a publicly held specialty consumer finance company, and Blastguard International, Inc. a publicly held company providing mitigation protection for explosions.

Michael Ferrone, Director

Michael Ferrone has been a Director since February 2004. He was Executive Producer and Producer, Bob Vila TV Productions, Inc from its founding in 1989 to 2000. Mr. Ferrone co-created and developed the T.V. show, “Bob Vila’s Home Again”. As Executive Producer, Mr. Ferrone managed all aspects of creation, production, and distribution of that show. By integrating brand extension and sponsor relations, he managed the interrelationships between Bob Vila and business partners including senior executives at Sears, NBC, CBS, A&E, HGTV, General Motors, and Hearst Publications.

Sam Klepfish, Director

Mr. Klepfish currently serves as a Managing Partner at ISG Capital, where he focuses on corporate finance advisory and on evaluating investments for the KV Asset Management Group.  He is also a Vice President at Freidland Capital, a corporate finance advisory firm for public companies.  From May 2004 through February 2005 Mr. Klepfish served as a Managing Director of Technoprises, Ltd.  From January 2001 to May 2004 he was a corporate finance analyst and consultant at Phillips Nizer, a New York law firm. Since January 2001 Mr. Klepfish has been a member of the steering committee of Tri-State Ventures, a New York investment group. From 1998 to December 2000, Mr. Klepfish was an asset manager for several investors in small-cap entities.  Mr. Klepfish also serves as a Director at KV Asset Management group.

Jonathan Steckler, President

Chef Steckler has served as our President since April 2005. A graduate of Yale University and Manhattan’s New York Restaurant School, Chef Steckler interned under Chef Michael Romano at the Union Square Café. Chef Steckler worked in some of New York’s finest restaurants before moving into the test kitchens at Creative Food Solutions (“CFS”), recipe development subsidiary of the Madison Avenue marketing and advertising firm The Food Group. At CFS Mr. Steckler secured national account placement for products from food service vendors including McIlhenny, Lipton, Nabisco, and Uncle Ben’s, as well as the American Egg Board and Florida Department of Citrus. Mr. Steckler also worked with Citibank Global Asset Management in the Citibank Private Bank, as well as owning and operating a restaurant with his wife. Mr. Steckler is also the President and Chief Executive Officer of our subsidiary, Food Innovations, Inc. and has served in those positions since April 2005.

Z. Zackary Ziakas, COO

Mr. Ziakas has been our Chief Operating Officer since September 2004. Mr. Ziakas has over 20 years experience in the hospitality industry, holding management positions in all aspects of operations. His accomplishments include restaurant design, menu development, recipe creation and development, quality control, and profit and loss accounting procedures. Mr. Ziakas has also cooked for personalities such as Phil Donahue and Marlo Thomas on numerous occasions in the period from March 1993 to March 2001. He has experience in logistics. Operating multiple locations for Mail Boxes Etc. from November 1989 to November 2000 he worked with shipping industry leaders Fed Ex, United Parcel Service, Airborne Express, Pilot Airfreight, and a broad range of freight shippers as well as major airlines. Chef Ziakas incorporates the highest standards of excellence in shipping to ensure package integrity, package training, quality controls, and quick response to delayed packages due to bad weather or plane delays. Mr. Ziakas is also the Chief Operating Officer of our subsidiary, Food Innovations, Inc. and has held that position since September 2004.

THE COMMITTEES

The Board of Directors does not currently have an Audit Committee, a Compensation Committee, a Nominating Committee or a Stock Option Committee. The usual functions of such committees are performed by the entire Board of Directors.

Attendance at Meetings

From February, 2004 through December 31, 2004, the Board of Directors met or acted without a meeting pursuant to unanimous written consent fourteen times. No director attended less than 75% of all scheduled meetings.

Code of Ethics

We have adopted a Code of Ethics that applies to each of our employees, including our principal executive officer and our principal financial officer, as well as members of our Board of Directors. We have filed a copy of such Code as an exhibit to this annual report.

Section 16(a) Beneficial Ownership Reporting Compliance

From February 17, 2004, the date when current management obtained control of our company through the fiscal year end at December 31, 2004, none of our officers and directors filed any Forms 3 or 4. This is due to the fact that they were unaware of their filing obligations having not been so advised by their then retained corporate counsel. The SEC’s public records reflect that on October 15, 2004, acting under direction of previous counsel, a Form 15 was filed by the Company indicating that the Company was no longer subject to the filing requirements of the Exchange Act. We have recently determined that this filing was in error as we have had, for at least the last three years, more than 4,000 shareholders of record. Each of the persons subject to the reporting requirements of Section 16(a) have now been advised of their filing obligations and they have indicated their intention to file the necessary reports. To our knowledge, based upon responses to questions we directed to such filing persons, none of said filing persons have made any “short-swing” sales under the provisions of Section 16(b) of the Exchange Act.

EXECUTIVE COMPENSATION

The following table sets forth the executive compensation paid during the fiscal year ended December 31, 2004 to our Chief Executive Officer (the "Named Officer"). None of our other executive officers, nor any of our other employees, received more than $100,000 cash compensation from us for the fiscal year ended December 31, 2004.

LONG TERM COMPENSATION
	ANNUAL COMPENSATION				AWARDS		PAYOUTS
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	OTHER ANNUAL COMPEN- SATION ($)	RESTRICTED STOCK AWARDS	SECURITIES UNDERLYING OPTIONS (#)	PLAN LAYOUTS ($)	ALL OTHER COMPEN- SATION ($)
Joe DiMaggio, Jr., CEO	2004	$ 120,000	$ 0	$ 0	$ 41,800	0	$ 0	$ 0

Board Compensation

We do not currently compensate our directors in cash for their services as directors. However, in order to retain our directors and to obtain additional quality directors in the future, we currently compensate our directors with annual issuances of 1,000,000 shares of our common stock to each director.

Employment Agreements

We have not entered into any written employment agreements with our executives, although our subsidiary, Food Innovations, Inc., has entered into employment agreements with both Mr. DiMaggio and Mr. Ziakas. Mr. DiMaggio’s agreement runs through July 15, 2007, and Mr. Ziakas’ agreement runs through May 17, 2009. It is our intention to enter into new employment agreements with our executive officers during 2005. Mr. DiMaggio was compensated at the annual rate of $90,000 from April 2005 through August 2005, and is currently compensated at the rate of $128,400 per annum. Messrs. Steckler and Ziakas are currently each compensated at the rate of $90,000 per annum.

Option Grants In Last Fiscal Year

None.

Aggregated Options Exercised in Last Fiscal Year And Fiscal Year-End Option Values

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our company’s common stock as of December 1, 2005, as to

• each person known to beneficially own more than 5% of the Company’s common stock
• each of our directors
• each executive officer
• all directors and officers as a group

Name and Address of	Number of Shares		Percent
Beneficial Owners (1)	Beneficially Owned (2)		Class (2)

Joseph DiMaggio, Jr	14,800,000		14.4.	%
Michael Ferrone	45,600,000	(3)	33.3.	%
Joel Gold	36,000,000	(4)	26.1%
Jonathan Steckler	75,000		*
Z. Zackary Ziakas	2,350,000		2.3%
Sam Klepfish	250,000		*
All Executive Officers and
Directors as a group	94,075,000	(5)	55.3.	%

Christopher M. Brown	10,340,000		9.9.	%
16902 Harbor Master CV
Cornelius, NC 28031

* Less than 1% of our outstanding shares.

(1) Unless otherwise provided, such person's address is c/o Innovative Food Holdings, Inc., 1923 Trade Center Way, Naples, Florida 34109.

(2) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 1, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentage based on 103,742,037 shares of common stock outstanding with respect to the common stock.

(3) Includes the right to acquire 32,000,000 shares through the conversion of an outstanding convertible note, but does not include the right to acquire 8,000,000 shares through conversion of outstanding convertible notes in the names of his adult children.

(4) Includes the right to acquire 35,000,000 shares through the conversion of outstanding convertible notes but does not include 920,000 shares held by his wife. Mr. Gold disclaims any beneficial interest in the shares held by his wife.

(5) Includes the right of Directors to acquire 62,000,000 shares as stated in notes (3) and (4) above.

(6) Includes the right to acquire 94,000,000 shares through the conversion of outstanding convertible notes and 155,100,000 upon the exercise of warrants at exercise prices ranging from $0.005 to $0.01265 per share.

(7) Includes the right to acquire 10,000,000 shares through the conversion of outstanding convertible notes. Includes the right to acquire 6,000,000 shares through the funding and conversion of a second closing on convertible notes. Includes Class A warrants exercisable for 16,000,000 shares. Includes Class B warrants exercisable for 4,000,000 shares. Includes Class C warrants exercisable for 6,400,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At various times in 2004, we borrowed money from the following persons, two of whom (Joel Gold and Michael Ferrone) are directors, and the third (Christopher Brown) a large shareholder, of our company. We issued convertible notes to such lenders for such loans. Some of those notes have been converted to shares of our common stock but some remain outstanding. The information concerning those loans is set forth below:

				Upon conversion number of shares
Lender	Amount of Loan	Date	Interest Rate	Conversion Rate	Issued	To be Issued
Joel Gold	50,000	3/11/04	8%	$0.005		10,000,000
Michael Ferrone	160,000	3/11/04	8%	$0.005		32,000,000
Christopher Brown	70,000	5/26/04	8%	$0.070	1,000,000
Joel Gold	100,000	10/12/04	8%	$0.005		20,000,000
Joel Gold	25,000	1/23/05	8%	$0.005		5,000,000

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

We are authorized to issue up to 500,000,000 shares of Common Stock, par value $.0001. As of December 1, 2005, there were 103,742,037 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Computershare Trust Company, Inc., 350 Indiana Street, Golden, Colorado 80401, as independent transfer agent or registrar.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	that a broker or dealer approve a person's account for transactions in penny stocks; and

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name(2)	Total Shares of Common Stock issuable Upon Conversion of Notes and/or Warrants	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Included in Prospectus **	Percentage of Common Stock Owned Before Offering	Beneficial Ownership After the Offering(3)	Percentage of Common Stock Owned After Offering (3)
Alpha Capital Aktiengesellschaft	249,100,000	70.60%	Up to 249,100,000 shares of common stock (4)	5,448,613	4.99%	--	--
Whalehaven Capital Fund Limited	42,400,000	29.01%	Up to 42,400,000 shares of common stock (5)	5,448,613	4.99%	--	--
Asher Brand	13,250,000	11.33%	Up to 13,250,000 shares of common stock (6)	5,448,613	4.99%	--	--
Momona Capital	13,250,000	11.33%	Up to 13,250,000 shares of common stock (7)	5,448,613	4.99%	--	--
Lane Ventures, Inc.	5,300,000	4.86%	Up to 5,300,000 shares of common stock (8)	5,300,000	4.86%	--	--
Sam Klepfish***	N/A	N/A	250,000 shares of common stock	250,000	****	--	--

* This column represents an estimated number based on a conversion price as of December 1, 2005 of $0.005 with respect to the convertible notes

** These columns represents the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

*** Director of our company.

**** Less than one percent

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Alpha Capital Aktiengesellschaft is a private investment fund that is owned by all its investors and managed by Mr. Konrad Ackerman. Mr. Konrad Ackerman may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares. Whalehaven Funds Limited is a professional hedge fund incorporated in Bermuda.  The control persons are Evan Schemenauer, Arthur Jones, and Jennifer Kelly, directors. Momona Capital is a private investment fund that is owned by all its investors of which Arie Rabinowits is the director. Mr. Rabinowits may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares. Lane Ventures is a private investment fund that is owned by all its investors of which Joseph Hammer is the director. Mr. Hammer may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares.

(3) Assumes that all securities registered will be sold.

(4) Total shares being registered includes (i) 94,000,000 shares of common stock issuable upon conversion of convertible notes, 94,000,000 shares of common stock issuable upon exercise of class A stock warrants, 23,500,000 shares of common stock issuable upon exercise of class B stock warrants and 37,600,000 shares of common stock issuable upon exercise of class C stock warrants.

(5) Total shares being registered includes (i) 16,000,000 shares of common stock issuable upon conversion of convertible notes, 16,000,000 shares of common stock issuable upon exercise of class A stock warrants, 4,000,000 shares of common stock issuable upon exercise of class B stock warrants and 6,400,000 shares of common stock issuable upon exercise of class C stock warrants.

(6) Total shares being registered includes (i) 5,000,000 shares of common stock issuable upon conversion of convertible notes, 5,000,000 shares of common stock issuable upon exercise of class A stock warrants, 1,250,000 shares of common stock issuable upon exercise of class B stock warrants and 2,000,000 shares of common stock issuable upon exercise of class C stock warrants.

(7) Total shares being registered includes (i) 5,000,000 shares of common stock issuable upon conversion of convertible notes, 5,000,000 shares of common stock issuable upon exercise of class A stock warrants, 1,250,000 shares of common stock issuable upon exercise of class B stock warrants and 2,000,000 shares of common stock issuable upon exercise of class C stock warrants.

(8) Total shares being registered includes (i) 2,000,000 shares of common stock issuable upon conversion of convertible notes, 12,000,000 shares of common stock issuable upon exercise of class A stock warrants, 3,000,000 shares of common stock issuable upon exercise of class B stock warrants and 4,800,000 shares of common stock issuable upon exercise of class C stock warrants.

Terms of Financings

To obtain funding for our ongoing operations, we entered into the following financing transactions.

February 2005

We entered into a Securities Purchase Agreement with the February Investors in February 2005 for the sale of $550,000 in convertible notes, class A stock purchase warrants, class B stock purchase warrants and class C stock purchase warrants. This prospectus relates to the resale of the common stock underlying these convertible notes and warrants.

In February 2005, the February Investors purchased an initial $400,000 in convertible notes and received class A purchase warrants to buy 80,000,000 shares of our common stock, class B stock purchase warrants to buy 20,000,000 shares of our common stock and class C stock purchase warrants to buy 32,000,000 shares of our common stock. In August 2005, the February Investors purchased the remaining $150,000 in convertible notes and received class A purchase warrants to buy 30,000,000 shares of our common stock, class B stock purchase warrants to buy 7,500,000 shares of our common stock and class C stock purchase warrants to buy 12,000,000 shares of our common stock.

The convertible notes bear interest at 8%, mature in February 2007 and are convertible into our common stock, at the investors' option, at the conversion price of $0.005. Commencing in August 2005, we are required to pay 1/18th of the outstanding principal on the convertible note on a monthly basis. We may make such monthly payment in either cash or shares of common stock that are registered under the Securities Act of 1933, as amended. If we elect to pay the monthly amount in shares of common stock the applicable conversion rate shall be equal to 85% of the average of the five closing bid prices as reported by Bloomberg L.P. for the five trading days preceding such repayment date.

The full principal amount of the convertible notes is due, at the option of the February Investors, upon default under the terms of convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The class A warrants are exercisable until five years from the date of issuance at a purchase price of $0.0115 per share, the class B warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.011 per share the class C warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.005 per share. In addition, the exercise price of the warrants is adjusted in the event we issue common stock at a price below market.

The February Investors have contractually agreed to restrict their ability to convert the convertible notes and exercise the warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

August 2005

We entered into a Securities Purchase Agreement with August Investors in August 2005 for the sale of $60,000 in convertible notes, class A stock purchase warrants, class B stock purchase warrants and class C stock purchase warrants. This prospectus relates to the resale of the common stock underlying these convertible notes and warrants.

In August 2005, the August Investors purchased $60,000 in convertible notes and received class A purchase warrants to buy 12,000,000 shares of our common stock, class B stock purchase warrants to buy 3,000,000 shares of our common stock and class C stock purchase warrants to buy 4,800,000 shares of our common stock.

The convertible notes bear interest at 8%, mature in August 2007 and are convertible into our common stock, at the investors' option, at the conversion price of $0.005. Commencing in February 2006, we are required to pay 1/18th of the outstanding principal on the convertible note on a monthly basis. We may make such monthly payment in either cash or shares of common stock that are registered under the Securities Act of 1933, as amended. If we elect to pay the monthly amount in shares of common stock the applicable conversion rate shall be equal to the lower of 85% of the average of the five closing bid prices as reported by Bloomberg L.P. for the five trading days preceding such repayment date or $0.005.

The full principal amount of the convertible notes is due, at the option of the February Investors, upon default under the terms of convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The class A warrants are exercisable until five years from the date of issuance at a purchase price of $0.0115 per share, the class B warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.011 per share the class C warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.005 per share. In addition, the exercise price of the warrants is adjusted in the event we issue common stock at a price below market.

The August Investors have contractually agreed to restrict their ability to convert the convertible notes and exercise the warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the notes at the holders option is determined by dividing that portion of the principal of the notes to be converted and interest, if any, by the conversion price. For example, assuming conversion of $100,000 of notes on March 4, 2005, a conversion price of $0.005 per share, the number of shares issuable upon conversion would be:

$100,000/$.005 = 20,000,000 shares

We are also required to repay a portion of our convertible notes in either cash or registered shares of common stock on a monthly basis. We may repay the convertible notes issued pursuant to the February 2005 Securities Purchase Agreement in registered shares of common stock at a conversion price equal to 85% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. We may repay the convertible notes issued pursuant to the August 2005 Securities Purchase Agreement in registered shares of common stock at a conversion price equal to the lesser of 85% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date or $.005.

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the Notes (excluding accrued interest), based on prices 25%, 50% and 75% below $.005.

			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 15%	Issuable	Stock

25	$ .0038	$ .0032	191,372,549	64.85
50	$ .0025	$ .0021	287,058,824	73.45
75	$ .0013	$ .0011	574,117,647	84.70

* In the event that our market price decreases to this level, we will be required to obtain shareholder approval to amend our certificate of incorporation to increase our authorized shares of common stock in order to issue shares of common stock upon conversion of the convertible notes. There is no guarantee that we will be able to obtain such shareholder approval.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Berstein & Pinchuk LLP , Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2004 and 2003 and for the year then ended that appears in the prospectus.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of our company, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or by phone at 1-800-SEC-0330.

INDEX TO FINANCIAL STATEMENTS

INNOVATIVE FOOD HOLDINGS, INC. AND SUBSIDIARY

FINANCIAL STATEMENTS

Innovative Food Holdings, Inc. and Subsidiary
Consolidated Balance Sheets

	(Unaudited)	(Audited)
ASSETS	September 30, 2005	Dec. 31, 2004

Current Assets
Cash	$41,532	$28,011
Accounts receivable	302,476	325,498
Loans Receivable	150,000	-
Inventory	4,664	4,664
Prepaid Expenses	45,277	-

Total Current Assets	543,949	358,173

Property and equipment - at cost, net of accumulated depreciation and amortization	62,560	119,706

	$606,509	$477,879

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts payable	$283,508	$593,765
Accrued taxes and expenses	268,732	40,026
Notes and loans payable	15,000	46,521
Convertible notes payable-current maturities	610,000	515,000

Total Current Liabilities	1,177,240	1,195,312

Convertible notes payable	613,000	113,000

Loans payable stockholders	7,448	19,000

Stockholders' Deficiency
Common stock authorized 500,000,000 shares; 94,942,037 issued and outstanding at September 30, 2005	9,494	7,299
Preferred stock authorized 10,000,000	-	-
Additional paid-in capital	1,903,708	1,830,578
Accumulated deficit	(3,104,381)	(2,687,310)

	(1,191,179)	(849,433)

	$606,509	$477,879

See notes to the consolidated financial statements.

Innovative Food Holdings, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	For the 3 Months		For the 9 Months
	Ended September 30		Ended September 30
	2005	2004	2005	2004
Revenues
Sales	$1,271,006	$1,121,117	$3,656,653	$3,067,585
Other income	32,923	50,367	143,466	169,869

	1,303,929	1,171,484	3,800,119	3,237,454

Costs and expenses
Cost of goods sold	1,002,958	918,392	2,964,413	2,742,653
Selling expenses	224,369	155,961	618,330	689,646
General and administrative expenses	221,090	369,414	576,582	930,985

	1,448,417	1,443,767	4,159,325	4,363,284

Loss before other expense and income tax expense	(144,488)	(272,283)	(359,206)	(1,125,830)

Other expense:
Interest expense	(22,206)	(16,113)	(57,864)	(33,374)

Loss before income tax expense	(166,694)	(288,396)	(417,070)	(1,159,204)

Income tax expense	-	(242)	-	(242)

NET LOSS	$(166,694)	$(288,638)	$(417,070)	$(1,159,446)

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.0019)	$(0.0059)	$(0.0047)	$(0.0238)

See notes to the consolidated financial statements.

Innovative Food Holdings, Inc. and Subsidiary
Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months
	Ended September 30,
	2005	2004

Cash flows from operating activities
Net loss	$(417,070)	$(1,159,446)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	36,373	15,001
Stock issued during merger	-	150,015
Stock issued to acquire subsidiary	-	244,158
Stock issued for services	8,325	165,000
Changes in assets and liabilities
Accounts receivable	23,022	116,876
Inventory	-	-
Prepaid Expenses	(45,277)
Accounts payable	(310,259)	260,258
Accrued taxes and expenses	228,706	29,274
Notes and loans payable	(43,074)	1,375

Net cash used in operating activities	(579,252)	(411,241)

Cash flows from investing activities
Acquisition of property and equipment	(10,022)	(116,285)
Proceeds from sale of property	30,795
Loan receivable	(150,000)

Net cash used in investing activities	(129,227)	(116,285)

Cash flows from financing activities
Proceeds from issuance of long-term-debt	662,000	589,366
Payment of loans from stockholders	-	(81,548)

Net cash provided by financing activities	662,000	507,818

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,521	(19,708)

Cash and cash equivalents at beginning of period	28,011	44,131

Cash and cash equivalents at end of period	$41,533	$24,423

Supplemental cash flow disclosures:
Interest paid	$-	$-

Income taxes paid	$-	$-

Item not affecting cash:
During the nine months ended September 30, 2005, $67,000 of debentures were exchanged for newly issued shares of common stock

See notes to the consolidated financial statements.

Innovative Food Holdings, Inc. and Subsidiary
Consolidated Condensed Statement of Shareholders Equity

	Common Stock
	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total Shareholders Equity
Balance - December 31, 2004 (Audited)	72,992,037	$7,299	$1,830,578	$(2,687,310)	$(849,433)
Issuance of stock for services	5,750,000	575	5,050		5,625
Net loss				(108,568)	(108,568)
Balance - March 31, 2005 (Unaudited)	78,742,037	7,874	1,835,628	(2,795,878)	(952,376)
Issuance of stock for services	2,800,000	280	2,420		2,700
Net loss				(141,809)	(141,809)
Balance - June 30, 2005 (Unaudited)	81,542,037	8,154	1,838,048	(2,937,687)	(1,091,485)
Conversion of debentures to common stock	13,400,000	1,340	65,660		67,000
Net loss				(166,694)	(166,694)
Balance-September 30, 2005 (Unaudited)	94,942,037	$9,494	$1,903,708	$(3,104,381)	$(1,191,179)

See notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: Basis of Presentation

The accompanying consolidated condensed financial statements of Innovative Food Holdings, Inc. and subsidiary (collectively, the “Company”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial statement presentation. U.S. accounting principles also contemplate continuation of the Company as a going concern. The Company has incurred significant losses from operations in the fiscal year ended December 31, 2004 and in the first three quarters of the current year. The Company has also a working capital deficiency of $633,291 as of September 30, 2005.

These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

In the opinion of management, all adjustments for a fair statement of the results of operations and financial position for the interim periods presented have been included. All such adjustments are of a normal recurring nature. This financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004. There have been no significant changes in accounting policies since December 31, 2004.

NOTE 2: Per Share Information

In accordance with SFAS No. 128, “Earnings Per Share”, basic net income per common share (“Basic EPS”) is computed by dividing the net income attributable to common shareholders by the weighted-average number of common shares and dilutive common share equivalents and convertible securities then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Company’s Consolidated Statements of Operations.

	For the Nine Months Ended
	September 30,

Numerator:	2005	2004

Net Loss	$(417,070)	$(1,159,446)

Denominator:

Weighted-average common shares outstanding	87,950,733	48,631,711
Dilutive effect of:
Stock options and warrants
Weighted-average common shares outstanding, assuming dilution	500,000,000	174,231,711

Basic and Diluted Per Share Information:

Net loss per share - basic and diluted	$(0.0047)	$(0.0238)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Innovative Food Holdings, Inc.
Naples, Florida

We have audited the accompanying balance sheets of Innovative Food Holdings, Inc and subsidiary as of December 31, 2004 and the related statements of operations, shareholders' deficiency, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred significant losses from operations since its inception and has a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bernstein & Pinchuk LLP

Certified Public Accountants

New York, New York
April 27, 2005

Innovative Food Holdings, Inc. and Subsidiary
Consolidated Balance Sheet
December 31, 2004

ASSETS

Current Assets
Cash	$28,011
Accounts receivable, net of allowance for doubtful accounts	325,498
Inventory	4,664
Total Current Assets	358,173

Property and equipment - at cost, net of accumulated depreciation and amortization	119,706
$477,879

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts payable	$593,765
Accrued taxes and expenses	40,026
Loan payable bank	46,521
Convertible notes payable - current maturities	515,000
Total Current Liabilities	1,195,312

Convertible notes payable	113,000
Loan payable stockholder	19,000

Stockholders' Deficiency
Common stock, $0.0001 par value; 500,000,000 shares authorized 72,992,037 shares issued and outstanding	7,299
Preferred stock authorized 10,000,000 shares, none issued.	-
Additional paid-in capital	1,830,578
Accumulated deficit	(2,687,310)
(849,433)
$477,879

The accompanying notes are an integral part of the financial statements

Innovative Food Holdings, Inc. and Subsidiary
Consolidated Statements of Operations

	Years ended December 31,
	2004	2003

Revenues
Sales	$4,437,838	$2,013,171
Other income	231,429	116,146
	4,669,267	2,129,317

Costs and expenses
Cost of goods sold	3,865,131	1,553,605
Selling expenses	880,266	476,988
General and administrative expenses	1,382,491	808,054
	6,127,888	2,838,647

Loss before interest expense and income tax expense	(1,458,621)	(709,330)

Interest expense	(53,067)	(59,191)
Loss before income tax expense	(1,511,688)	(768,521)

Income tax expense	(537)	(1,226)
NET LOSS	$(1,512,225)	$(769,747)

Net loss per share - basic and diluted	$(0.04)	$(0.02)

The accompanying notes are an integral part of the financial statements.

Innovative Food Holdings, Inc. and Subsidiary Consolidated Statements of Stockholders' Deficiency

	Common Stock				Additional	Accumulated
	Unrestricted	Restricted	Total	Amount	Paid-in Capital	Deficit

Balance at December 31, 2002	-	-	-	$-	$100	$(405,338)

Net loss	-	-	-	-	-	(769,747)

Balance at December 31, 2003	-	-	-	-	100	(1,175,085)

To eliminate common stock of subsidiary shown
To eliminate common stock of subsidiary shown as paid-in capital in prior year	-	-	-	-	(100)	-
Outstanding shares at time of merger	157,037	-	157,037	15	-	-
Shares issued by prior Board	14,000,000	-	14,000,000	1400	568,575	-
Shares issued to acquire subsidiary	-	25,000,000	25,000,000	2,500	241,648	-
Shares issued in settlement of bridge loan	-	1,000,000	1,000,000	100	70,576	-
Shares issued for services	-	6,000,000	6,000,000	600	14,400	-
Conversion of convertible notes	-	3,910,000	3,910,000	391	717,109	-
Bonuses to employees	-	100,000	100,000	10	24,440	-
Stock issued for services rendered	15,000,000	-	15,000,000	1,500	148,500	-
Bonuses to employees	-	1,025,000	1,025,000	103	8,610	-
Bonuses to board members	-	6,800,000	6,800,000	680	36,720	-
Net loss	-	-	-	-	-	(1,512,225)

Balance at December 31, 2004	29,157,037	43,835,000	72,992,037	$7,299	$1,830,578	$(2,687,310)

Innovative Food Holdings, Inc. and Subsidiary
Consolidated Statements of Cash Flows

	Years ended December 31,
	2004	2003

Cash flows from operating activities
Net loss	$(1,512,225)	$(769,747)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation	69,164	42,464
Stock issued during merger	150,015	-
Stock issued to acquire subsidiary	244,148	-
Stock issued for services	165,000	-
Stock issued as bonuses to employees and board members	70,563	-
Changes in assets and liabilities
Accounts receivable	(60,482)	(82,899)
Inventory	(4,664)	3,880
Accounts payable and accrued expenses	136,695	288,890
Notes and loans payable	(210,665)	39,398
Net cash used in operating activities	(952,451)	(478,014)

Cash flows from investing activities
Acquisition of property and equipment	(111,644)	(81,190)
Net cash used in investing activities	(111,644)	(81,190)

Cash flows from financing activities
Proceeds from issuance of long-term-debt	628,000	788,176
Proceeds from sale of stock	419,975	-
Payment of loans from stockholders	-	(241,018)
Net cash provided by financing activities	1,047,975	547,158

NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,120)	(12,046)
Cash and cash equivalents at beginning of year	44,131	56,177
Cash and cash equivalents at end of year	28,011	44,131

Supplemental cash flow disclosures:
Interest paid (a)	$2,047	$-

Income taxes paid	$739	$-

(a) Interest expense of $24,517 was accounted for when notes were converted to shares during 2004.

The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  Liquidity

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company's significant losses from operations in fiscal 2003 and 2004 and working capital and stockholders' deficiencies at April 27, 2005 could impact the Company's ability to meet its obligations as they become due. Short-term liquidity concerns were alleviated in January and February 2005, when the Company received $417,000 from the issuance of securities (see Note 9 - Subsequent Events). The Company, to enhance its long-term liquidity, in fiscal 2005 has significantly reduced the number of its personnel, reduced expenditures relating to participation in food shows, and significantly raised its gross margin on sales. The Company's future long-term liquidity will be materially dependent on its subsidiary’s ability to increase its market penetration.

NOTE 2 Nature of Activities and Significant Accounting Policies

Nature of Business: Innovative Food Holdings Inc. is the parent company of Food Innovations Inc., of which it owns 100%. The activities of the business are accounted for by the equity method. The parent/subsidiary relationship commenced in February 2004. Food Innovations, Inc. is in the business of providing premium white tablecloth restaurants with the freshest, origin specific perishable products direct from its network of vendors to the back door within 48 hours.

Basis of Presentation: The Consolidated Financial Statements reflect the operations of Food Innovations Inc. a provider of wholesale, origin specific perishable and specialty products as a continuing operation

A summary of the Company’s significant accounting policies follows:

Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation: The Consolidated Financial Statements include the accounts of Innovative Food Holdings Inc., and its operating subsidiary, which is wholly owned. All intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition: The Company recognizes revenue upon shipment of the product from the vendor. Shipping and handling costs incurred by the Company are included in cost of goods sold.

Cash and cash equivalents: For purpose of reporting cash flows, the Company considers all highly liquid investments with

Concentration of credit risk: Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and accounts receivable. The Company places its cash with high quality financial institutions because at times it may exceed the FDIC $100,000 insurance limit.

Trade receivables: Trade receivables are carried at the original charge amount less any estimated amount made for doubtful receivables, if any, based on a review of all outstanding amounts on a quarterly basis. Management determines the allowance for doubtful accounts, by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. The accounts receivable were assigned as security in February 2005. An allowance for doubtful accounts of $65,000 has been recorded to anticipate possible losses.

Inventories: A small amount of inventory is held at cost.

Property and Equipment: Property and equipment is stated at cost. Depreciation is computed based on estimated useful lives of office equipment 5 years; computer equipment and software 3 years, using the straight-line method and the declining balance method.

Income Taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

RECENT ACCOUNTING PRONOUNCEMENTS

During May 2003, the FASB issued SFAS 150 - "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for public entities at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a freestanding financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The Company is evaluating the effect of this new pronouncement and will adopt FASB 150 within the prescribed time.

On December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities, (FIN-46R), primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN-46, Consolidation of Variable Interest Entities that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying FIN-46R. While FIN-46R modifies or clarifies various provisions of FIN-46, it also incorporates many FASB Staff Positions previously issued by the FASB.

In December 2004, the FASB issued a revision of FASB Statement No. 123, “Accounting for Stock-based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.

This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

This statement focuses primarily on accounting transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers” Accounting for Employee Stock Ownership Plans.” For public entities that file as small business issuers - as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company has not participated in such transactions in the current period nor it has plans to do so in the near future but will adopt the provisions of this statement if and when it applies to any future transactions.

NOTE 3 Earnings Per Share

In Accordance with SFAS No. 128 “Earnings Per Share” basic net income (loss) per common share (“Basic EPS”) is computed by dividing the net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding. Diluted net income (loss) per common share (“Diluted EPS”) is computed by dividing the net income (loss) attributable to common shareholders by the weighted-average number of common shares and dilutive common share equivalents and convertible securities then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Company’s Consolidated Statements of Operations.

The following table sets forth the computation of basic and diluted per share information.
.

	Income	Number of Shares	Amount
	(numerator)	outstanding	per share

Basic EPS and Fully Diluted EPS
Income available to common stockholders - 2004	$(1,522,225)	45,995,787	$(0.033)
- 2003	$(769,747)	39,157,037	$(0.020)
The following were not part of the calculation of EPS as their effect is anti-dilutive
Options to purchase common stock 8% convertible notes		4,620,000

NOTE 4 Property and Equipment

Property and equipment consisted of the following as of December 31, 2004
Office equipment	$50,795
Computer equipment and software	163,099
Automobile	$33,000
246,894
Less accumulated depreciation	127.188
$119,706

NOTE 5 Loans Payable

The company had Convertible Promissory Notes of $628,000 outstanding as of December 31, 2004. They are as follows

Amount	Rate of Interest	Due Date	Conversion Value
$375,000	8% pa	03/11/06	$0.005 per share
$153,000	8% pa	10/12/06	$0.005 per share
$100,000	8% pa	10/28/06	$0.005 per share

Maturity of this debt is $515,00 in 2005 and $113,000 in 2006.

The Company also has a line of Credit with Wachovia Bank with a $25,000 limit. The interest rate charged on funds used is prime + 2%. The balance as of December 31, 2004 was $24,521. The Company may explore the possibility of increasing that line of credit in 2005.

NOTE 6 Stockholder Loans Payable

The Company had a note payable to our Chief Executive Officer as of December 31, 2004 in the amount of $19,000. The note bears no interest and has no scheduled repayment terms. The Company intends to repay the note balance in full during 2005.

NOTE 7 Operating Leases

The location of the Company’s operations in Naples, Florida consists of two rented offices in the same building. The aggregate rent, including CAM, for the two rented offices is currently $35,016 per annum.

At December 31, 2004, commitments for minimum rental payments were as follows:

2005	$35,016
2006	24,506
$59,522

NOTE 8 Major Customer

The Company's largest customer, US Foodservice and its affiliates, accounted for approximately 85% and 80% of total sales in 2004 and 2003, respectively. A contract with Next Day Gourmet, LP, a subsidiary of U.S. Foodservice, is currently in place until September 11, 2006.

NOTE 9 Subsequent Events

On January 25, 2005, the Board authorized the Company to borrow $25,000 from an investor subject to the terms of a Convertible Note at 8% interest per annum. This note has not yet been converted. The conversion rate for this Note is $0.005 per share.

On February 3, 2005, the Board authorized the Company to borrow $67,000 subject to Reg. D, Rule 506. The borrowing was converted to common stock and 13,400,000 shares of common stock were issued upon conversion of those notes.

On February 17, 2005, the Board authorized the Company to borrow $25,000 from the Jay and Kathleen Morren Trust subject to the terms of a Convertible Note at 8% interest per annum. This note has not yet been converted. The conversion rate for this Note is $0.005 per share.

On February 24, 2005, the Board authorized the Company to borrow $300,000 subject to the terms of the Note filed as Exhibit 4.1.

NOTE 10 Income Tax Matters

The Company has a net operating loss carry forward of approximately $1,510,000 at December 31, 2004, resulting in a deferred tax asset in the amount of $528,500. The carry forward expires in 2024. A valuation allowance is provided when it is more likely than not that some portion of the Company’s deferred tax asset will not be realized. Management has evaluated the available evidence about the Company’s future taxable income and other possible sources of realization of the deferred tax asset and has determined that it is likely that the Company will not realize the benefits of this prior to its expiration and has created a valuation allowance for the entire amount.

In addition, the operating subsidiary of the Company, has a net operating loss of approximately $1,115,000 expiring in 2022 and 2023. Because of the change in ownership, the potential benefits of this loss are limited.

NOTE 11 Accrued Liabilities

Accrued liabilities consist of the following:

2004
Accrued Interest	$30,750
Accrued Commissions	5,058
Accrued Rent	2,918
Accrued Insurance	1,300
Total Accrued	$40,026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$2,284.91
Accounting fees and expenses	10,000.00
Legal fees and expenses	35,000.00
Miscellaneous	5,000.00
TOTAL	$52,284.91	*

* Estimated.

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ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

In February 2004 the Company acquired Food Innovations, Inc., a Delaware corporation, for 25,000,000 shares of its common stock.

During the year ended December 31, 2004, we issued 1,000,0000 in connection with the settlement of a bridge loan.

During the year ended December 31, 2004, we issued 6,000,000 shares of common stock for services provided.

During the year ended December 31, 2004, we issued 3,910,000 shares of common stock in connection with the conversion of convertible notes.

During the year ended December 31, 2004, we issued 15,000,000 shares of common stock in connection with a private offering conducted under Rule 504 as promulgated under Regulation D.

During the year ended December 31, 2004, we issued 1,025,000 shares of common stock to 13 employees as a bonus.

During the year ended December 31, 2004, we issued an aggregate of 6,800,000 shares of common stock to members of the board of directors as a bonus.

During the quarter ended March 31, 2005, we issued 5,000,000 shares of common stock to one accredited investor in connection with the conversion of a convertible note.

During the quarter ended March 31, 2005, we issued 750,000 shares of common stock to one employee as a bonus.

During the quarter ended September 30, 2005, we issued 13,400,000 shares of common stock to accredited investors in connection with the conversion of convertible notes.

At various times in 2004, we borrowed money from the following persons, two of whom (Joel Gold and Michael Ferrone) are directors, and the third (Christopher Brown) a large shareholder, of our company. We issued convertible notes to such lenders for such loans. Some of those notes have been converted to shares of our common stock but some remain outstanding. The information concerning those loans is set forth below:

				Upon conversion number of shares
Lender	Amount of Loan	Date	Interest Rate	Conversion Rate	Issued	To be Issued
Joel Gold	50,000	3/11/04	8%	$0.005		10,000,000
Michael Ferrone	160,000	3/11/04	8%	$0.005		32,000,000
Christopher Brown	70,000	5/26/04	8%	$0.070	1,000,000
Joel Gold	100,000	10/12/04	8%	$0.005		20,000,000
Joel Gold	25,000	1/23/05	8%	$0.005		5,000,000

February 2005

We entered into a Securities Purchase Agreement with the February Investors in February 2005 for the sale of $550,000 in convertible notes, class A stock purchase warrants, class B stock purchase warrants and class C stock purchase warrants. This prospectus relates to the resale of the common stock underlying these convertible notes and warrants.

In February 2005, the February Investors purchased an initial $400,000 in convertible notes and received class A purchase warrants to buy 80,000,000 shares of our common stock, class B stock purchase warrants to buy 20,000,000 shares of our common stock and class C stock purchase warrants to buy 32,000,000 shares of our common stock. In August 2005, the February Investors purchased the remaining $150,000 in convertible notes and received class A purchase warrants to buy 30,000,000 shares of our common stock, class B stock purchase warrants to buy 7,500,000 shares of our common stock and class C stock purchase warrants to buy 12,000,000 shares of our common stock.

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The convertible notes bear interest at 8%, mature in February 2007 and are convertible into our common stock, at the investors' option, at the conversion price of $0.005. Commencing in August 2005, we are required to pay 1/18th of the outstanding principal on the convertible note on a monthly basis. We may make such monthly payment in either cash or shares of common stock that are registered under the Securities Act of 1933, as amended. If we elect to pay the monthly amount in shares of common stock the applicable conversion rate shall be equal to 85% of the average of the five closing bid prices as reported by Bloomberg L.P. for the five trading days preceding such repayment date.

The full principal amount of the convertible notes is due, at the option of the February Investors, upon default under the terms of convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The class A warrants are exercisable until five years from the date of issuance at a purchase price of $0.0115 per share, the class B warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.011 per share the class C warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.005 per share. In addition, the exercise price of the warrants is adjusted in the event we issue common stock at a price below market.

The February Investors have contractually agreed to restrict their ability to convert the convertible notes and exercise the warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

August 2005

We entered into a Securities Purchase Agreement with August Investors in August 2005 for the sale of $60,000 in convertible notes, class A stock purchase warrants, class B stock purchase warrants and class C stock purchase warrants. This prospectus relates to the resale of the common stock underlying these convertible notes and warrants.

In August 2005, the August Investors purchased $60,000 in convertible notes and received class A purchase warrants to buy 12,000,000 shares of our common stock, class B stock purchase warrants to buy 3,000,000 shares of our common stock and class C stock purchase warrants to buy 4,800,000 shares of our common stock.

The convertible notes bear interest at 8%, mature in August 2007 and are convertible into our common stock, at the investors' option, at the conversion price of $0.005. Commencing in February 2006, we are required to pay 1/18th of the outstanding principal on the convertible note on a monthly basis. We may make such monthly payment in either cash or shares of common stock that are registered under the Securities Act of 1933, as amended. If we elect to pay the monthly amount in shares of common stock the applicable conversion rate shall be equal to the lower of 85% of the average of the five closing bid prices as reported by Bloomberg L.P. for the five trading days preceding such repayment date or $0.005.

The full principal amount of the convertible notes is due, at the option of the February Investors, upon default under the terms of convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The class A warrants are exercisable until five years from the date of issuance at a purchase price of $0.0115 per share, the class B warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.011 per share the class C warrants are exercisable for a period commencing on the issuance date and terminating on the 180th day that a registration has been effective at a purchase price of $0.005 per share. In addition, the exercise price of the warrants is adjusted in the event we issue common stock at a price below market.

3

The August Investors have contractually agreed to restrict their ability to convert the convertible notes and exercise the warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

* Unless otherwise stated, all of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the company or executive officers of the company, and transfer was restricted by the company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company

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 ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Innovative Food Holdings, Inc., a Florida corporation.

Exhibit No.	Title of Document
3.1 (1)	Articles of Incorporation

3.2 (1)	Bylaws

4.1	Securities Purchase Agreement entered in February 2005

4.2 (1)	Form of Convertible Note issued in connection with the February 2005 Securities Purchase Agreement

4.3 (1)	Form of Class A Warrant issued in connection with the February 2005 Securities Purchase Agreement

4.4 (1)	Form of Class B Warrant issued in connection with the February 2005 Securities Purchase Agreement

4.5 (1)	Form of Class C Warrant issued in connection with the February 2005 Securities Purchase Agreement

4.6	Securities Purchase Agreement entered in August 2005

4.7	Form of Convertible Note issued in connection with the August 2005 Securities Purchase Agreement

4.8	Form of Class A Warrant issued in connection with the August 2005 Securities Purchase Agreement

4.9	Form of Class B Warrant issued in connection with the August 2005 Securities Purchase Agreement

4.10	Form of Class C Warrant issued in connection with the August 2005 Securities Purchase Agreement

5.1	Opinion of Counsel

10.1 (1)	Leases of the Company's offices in Naples, Florida

10.2 (1)	Security agreement - IVFH

10.3 (1)	Security agreement - FII

10.4 (1)	Contract with Next Day Gourmet, L.P.

10.5 (1)	Subscription Agreement

10.6 (1)	Agreement and Plan of Reorganization between IVFH and FII

21.1 (1)	Subsidiaries

23.1	Consent of Bernstein & Pinchuk LLP (filed herewith).

23.2	Consent of legal counsel (see Exhibit 5.1).
__________________________________________________
(1) Filed with Form 10KSB for the year ended December 31, 2004

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ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Naples, State of Florida, on December 20, 2005.

                                Innovative Food Holdings, Inc.
By: /s/ Joe DiMaggio, Jr.
Joe DiMaggio, Jr., CEO and Chairman

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/ Joe DiMaggio, Jr.	CEO and Chairman	December 20, 2005
Joe DiMaggio, Jr.

/s/Jonathan Steckler	President	December 20, 2005
Jonathan Steckler

/s/Z. Zackary Ziakas	Chief Operating Officer	December 20, 2005
Z. Zackary Ziakas

/s/ Michael Ferrone	Director	December 21, 2005
Michael Ferrone

/s/Joel Gold	Director	December 20, 2005
Joel Gold

/s/Sam Klepfish	Director	December 20, 2005
Sam Kelpfish

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